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                           June 4, 2021

       J. Kevin Fletcher
       Chief Executive Officer
       WISCONSIN PUBLIC SERVICE CORP
       2830 South Ashland Avenue
       P.O. Box 19001
       Green Bay, WI 54307-9001

                                                        Re: WISCONSIN PUBLIC
SERVICE CORP
                                                            Registration
Statement on Form S-3
                                                            Filed May 28, 2021
                                                            File No. 333-256593

       Dear Mr. Fletcher:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Liz
Packebusch, Staff Attorney, at (202) 551-8749 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Energy & Transportation
       cc:                                              Eric A. Koontz